Scholastic Reports Fiscal 2014 First Quarter Results

Robust Sales of New Education Technology Programs as Districts Seek Common Core-Ready Materials

NEW YORK, Sept. 19, 2013 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported results for the fiscal 2014 first quarter ended August 31, 2013.

(Logo: http://photos.prnewswire.com/prnh/20100914/SIRLOGO )

Revenue in the first quarter was $276.3 million, compared to $293.4 million a year ago. The Company reported first quarter loss per share from continuing operations of $0.94, versus $1.01 in the prior year period. Results for the first quarter include one-time expenses of $0.04 per share related to cost reduction and restructuring programs. Consolidated loss per share was $0.94 in the quarter, compared to a loss of $1.02 a year ago.

First quarter results were largely driven by strong sales of Scholastic's new education technology programs and guided reading programs. Successful product launches in Educational Technology and Services drove segment revenue and operating profit growth of 19% and 46%, respectively. These results were offset by first quarter sales of The Hunger Games trilogy, which decreased in domestic and international markets compared to the prior period's levels, but were within expectations. Scholastic typically records a loss in its fiscal first quarter, when most U.S. schools are not in session and its school book club and book fair businesses generate minimal revenue.

Free cash use for the quarter was $93.8 million, compared to free cash flow of $4.0 million a year ago, when the Company collected over $90 million from sales of The Hunger Games. This cash flow use in the current period resulted in seasonal net borrowings at quarter end of $13.4 million.

"We are off to a great start this year, as schools continue to turn to Scholastic for broad-scale instruction solutions to raise student achievement in the Common Core era. First quarter results were driven by robust, high-margin sales of our new education technology programs and our guided reading programs, as well as the related support services," said Richard Robinson, Chairman, President and Chief Executive Officer. "Our successful launch of five new products, System 44® Next Generation, MATH 180TM, iReadTM, Common Core Code XTM and READ 180® for iPad, demonstrates our ability to build on a decade of success with READ 180 to offer more products across grade levels and subject areas to our installed customer base and to expand our reach into more schools. At the same time, we continue to see significant demand for our professional development and school improvement services. Given the timing of our recent product releases, we expect to see increasing sales of our instructional programs and services over the course of the year."

Mr. Robinson continued, "First quarter sales of The Hunger Games were within our expectations, and we expect sales to build in anticipation of the Catching Fire film release later this fall. Common Core driven opportunities extend into our children's book business, and market research shows that families depend on our clubs and fairs to find the right books at the right level for their children's independent reading, which also helps them meet the more challenging Common Core requirements. Our book fair bookings are on track and, in preparation for the new school year, we redesigned our book club flyers to feature grade-specific selections and more non-fiction content for children from pre-K to eighth grade."

Mr. Robinson concluded, "We continue to execute our strategy to grow profitable sales by providing schools proven, effective print and digital instructional packages and ongoing professional development programs to help with Common Core implementation and by helping teachers and families find and purchase the very best children's book titles to support children's independent reading, as we drive efficiencies across our businesses."

Scholastic affirmed its fiscal 2014 outlook for total revenue of approximately $1.8 billion and earnings per diluted share from continuing operations in the range of $1.40 to $1.80, before the impact of any one-time items associated with cost reduction programs or non-cash, non-operating items. The Company continues to expect free cash flow in the range of $60 to $80 million.

First Quarter Results

Children's Book Publishing and Distribution. Segment revenue in the first quarter was $54.6 million, compared to $70.9 million in the prior year period. Strong frontlist titles, including the Harry Potter trade paperback collection, which was released with new cover illustrations in August, and The New York Times best-selling Star Wars: Jedi Academy by Jeffrey Brown, partially offset the anticipated lower sales of The Hunger Games trilogy. Because most U.S. schools are not in session, revenues from book fairs and book clubs, the segment's school channels, are minimal in the first quarter and year-over-year differences are not meaningful. The seasonal operating loss for the segment was $61.5 million, compared to $54.9 million a year ago, with the impact of the anticipated decline in The Hunger Games sales being partially offset by lower book clubs costs.

Educational Technology and Services. Segment revenue for the first quarter was $94.8 million, compared to $80.0 million in the prior year period, a 19% increase, reflecting robust sales of new products in the current year period, including System 44 Next Generation, MATH 180, Common Core Code X and iRead. Segment operating income increased 46% to $36.2 million, compared to $24.8 million in the prior year period, due to higher revenues from higher margin education technology programs in the current year period.

Classroom and Supplemental Materials Publishing. Segment revenue was $37.8 million, approximately equivalent to the $37.9 million recorded in the prior year period. Segment operating loss improved to $1.6 million, compared to the prior year operating loss of $2.6 million, due to increased sales of the Company's higher-margin guided reading programs and classroom books in the current quarter.

International. Segment revenue in the first quarter decreased to $78.7 million, from $90.2 million in the prior year period, as higher sales in Asia were partially offset by lower sales of The Hunger Games in the UK and Canada. Foreign currency exchange rates adversely impacted revenue by $4.3 million in the quarter. Segment operating loss was $0.7 million, compared to income of $2.8 million in the prior year period.

Media, Licensing and Advertising. Segment revenue in the first quarter was $10.4 million, down from $14.4 million in the prior year period, primarily as a result of lower sales of The Hunger Games audio-books. As a result, segment operating loss was $1.9 million, compared to operating income of $0.2 million last year.

Other Financial Results. Corporate overhead was $16.4 million, compared to $17.3 million in the prior year period, reflecting a decline in employee-related expenses from cost reduction programs. Free cash use (as defined) in the first quarter was $93.8 million, compared to free cash flow of $4.0 million in the prior year period, due to higher cash collections from sales of The Hunger Games in the first quarter of fiscal 2013. During the quarter, the Company repurchased 21,034 shares in open market transactions and had $19.0 million remaining under its current board authorization for share repurchases.

As previously announced, the Company's Board of Directors approved a 20% increase in its regular quarterly cash dividend, to $0.15 per share from $0.125 per share, on the Company's Class A and Common Stock for the second quarter of fiscal 2014. The dividend is payable on December 16, 2013 to shareholders of record as of the close of business on October 31, 2013.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, September 19, 2013. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available until Friday, October 4, 2013 by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 35638108.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and related services and children's media. Scholastic creates quality books, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	08/31/13	08/31/12

Revenues	$276.3	$293.4

Operating costs and expenses:
Cost of goods sold	137.9	150.8
Selling, general and administrative expenses (1)	167.0	173.0
Bad debt expense	1.4	0.5
Depreciation and amortization	15.9	16.1
Total operating costs and expenses	322.2	340.4

Operating income (loss)	(45.9)	(47.0)

Interest expense, net	1.9	3.7

Earnings (loss) from continuing operations before income taxes	(47.8)	(50.7)

Provision (benefit) for income taxes	(17.7)	(19.0)

Earnings (loss) from continuing operations	(30.1)	(31.7)

Earnings (loss) from discontinued operations, net of tax	0.2	(0.4)

Net income (loss)	($29.9)	($32.1)

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (2)
Basic:
Earnings (loss) from continuing operations	(0.94)	(1.01)
Earnings (loss) from discontinued operations, net of tax	0.00	(0.01)
Net income (loss)	(0.94)	(1.02)

Diluted:
Earnings (loss) from continuing operations	(0.94)	(1.01)
Earnings (loss) from discontinued operations, net of tax	0.00	(0.01)
Net income (loss)	(0.94)	(1.02)

Basic weighted average shares outstanding	31.8	31.5
Diluted weighted average shares outstanding	32.5	32.1

(1)	The Company recorded a pretax severance charge of $2.0 related to the Company's cost savings initiatives for the three months ended August 31, 2013.
(2)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding.  Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED
	08/31/13	08/31/12	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$6.2	$7.4	($1.2)	(16%)
Trade	37.7	53.0	(15.3)	(29%)
Book Fairs	10.7	10.5	0.2	2%
Total revenue	54.6	70.9	(16.3)	(23%)
Operating income (loss)	(61.5)	(54.9)	(6.6)
Operating margin	-	-

Educational Technology and Services
Revenue	94.8	80.0	14.8	19%
Operating income (loss)	36.2	24.8	11.4	46%
Operating margin	38.2%	31.0%

Classroom and Supplemental Materials Publishing
Revenue	37.8	37.9	(0.1)	(0%)
Operating income (loss)	(1.6)	(2.6)	1.0
Operating margin	-	-

International
Revenue	78.7	90.2	(11.5)	(13%)
Operating income (loss)	(0.7)	2.8	(3.5)
Operating margin	-	3.1%

Media, Licensing and Advertising
Revenue	10.4	14.4	(4.0)	(28%)
Operating income (loss)	(1.9)	0.2	(2.1)
Operating margin	-	1.4%

Overhead expense	16.4	17.3	0.9	5%

Operating income (loss) from continuing operations	($45.9)	($47.0)	$1.1

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		08/31/13	08/31/12

Continuing Operations
	Cash and cash equivalents	$15.8	$193.1
	Accounts receivable, net	211.6	211.5
	Inventories, net	374.6	396.4
	Accounts payable	207.3	211.3
	Accrued royalties	45.5	109.1
	Lines of credit, short-term debt and current portion of long-term debt	29.2	0.6
	Long-term debt, excluding current portion	0.0	152.8
	Total debt	29.2	153.4
	Total capital lease obligations	57.8	57.5
	Net debt (1)	13.4	(39.7)

Discontinued Operations
	Total assets of discontinued operations	0.4	8.1
	Total liabilities of discontinued operations	1.3	2.0

Total stockholders' equity		827.9	805.7

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED
		08/31/13	08/31/12

	Net cash provided by (used in) operating activities	($70.8)	$34.2
	Less: Additions to property, plant and equipment	7.3	14.5
	Pre-publication and production costs	15.7	15.7

	Free cash flow (use) (2) (3)	($93.8)	$4.0

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The

Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances),

reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow (use) includes discontinued operations for the three months ended August 31, 2013 and August 31, 2012.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	08/31/13	items	One-time items	08/31/12	items	One-time items

Revenues	$276.3	$0.0	$276.3	$293.4	$0.0	$293.4

Operating costs and expenses:
Cost of goods sold	137.9	-	137.9	150.8	-	150.8
Selling, general and administrative expenses (1)	167.0	(2.0)	165.0	173.0	-	173.0
Bad debt expense	1.4	-	1.4	0.5	-	0.5
Depreciation and amortization	15.9	-	15.9	16.1	-	16.1
Total operating costs and expenses	322.2	(2.0)	320.2	340.4	-	340.4

Operating income (loss)	(45.9)	2.0	(43.9)	(47.0)	-	(47.0)

Interest expense, net	1.9	-	1.9	3.7	-	3.7

Earnings (loss) from continuing operations before income taxes	(47.8)	2.0	(45.8)	(50.7)	-	(50.7)

Provision (benefit) for income taxes	(17.7)	0.7	(17.0)	(19.0)	-	(19.0)

Earnings (loss) from continuing operations	(30.1)	1.3	(28.8)	(31.7)	-	(31.7)

Earnings (loss) from discontinued operations, net of tax	0.2	-	0.2	(0.4)	-	(0.4)

Net income (loss)	($29.9)	$1.3	($28.6)	($32.1)	$0.0	($32.1)

Basic and diluted earnings (loss) per Share of Class A and Common Stock:
Basic:
Earnings (loss) from continuing operations	(0.94)	0.04	(0.90)	(1.01)	-	(1.01)
Earnings (loss) from discontinued operations, net of tax	0.00	0.00	0.00	(0.01)	-	(0.01)
Net income (loss)	(0.94)	0.04	(0.90)	(1.02)	-	(1.02)

Diluted:
Earnings (loss) from continuing operations	(0.94)	0.04	(0.90)	(1.01)	-	(1.01)
Earnings (loss) from discontinued operations, net of tax	0.00	0.00	0.00	(0.01)	-	(0.01)
Net income (loss)	(0.94)	0.04	(0.90)	(1.02)	-	(1.02)

(1)	The Company recorded a pretax severance charge of $2.0 related to the Company's cost savings initiatives for the three months ended August 31, 2013.

CONTACT:Scholastic Corporation, Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com, or Media: Kyle Good, (212) 343-4563, kgood@scholastic.com